EXHIBIT 99.1

Tuesday, April 17, 2018

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces 43 Percent Increase in

First Quarter Net Income

West Point, Va., April 17, 2018—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank), today reported net income of $3.9 million for the first quarter of 2018, or $1.11 per common share assuming dilution, compared with $2.7 million, or $0.78 per common share assuming dilution, for the first quarter of 2017.

The Corporation’s annualized returns on average common equity (ROE) and on average assets (ROA) for the first quarter of 2018 were 11.05 percent and 1.04 percent, respectively, compared to 7.86 percent and 0.76 percent, respectively, for the first quarter of 2017.  The increases in ROE and ROA for the first quarter of 2018, compared to the first quarter of 2017, resulted from higher earnings.

“We are very pleased to report a $1.2 million, or 43 percent, increase in net income for the first quarter of 2018 over the first quarter of 2017,” said Tom Cherry, President of C&F Financial Corporation. “While a portion of the increase was attributable to the reduction in the corporate federal income tax rate beginning in 2018, pre-tax income for each of our major business segments increased by at least 20 percent. These increases were driven by loan growth at the retail banking segment, higher loan production at the mortgage banking segment and lower net charge-offs at the consumer finance segment.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $2.3 million for the first quarter of 2018, compared to net income of $1.8 million for the first quarter of 2017.

Positive factors influencing net income of the retail banking segment for the first quarter of 2018 included: (1) the effect of loan growth on interest income, as average loans at C&F Bank increased $38.2 million or 5.5 percent during the first quarter of 2018 over the first quarter of 2017, (2) higher net accretion of acquisition accounting adjustments and (3)  a decline in the provision for loan losses attributable to the improvement in nonperforming assets. Partially offsetting these factors were (1) a decline in the yield on the investment portfolio due to the reinvestment of proceeds from higher-yielding matured and called securities in securities at relatively lower rates and (2) higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, expanding its product offerings and promoting brand awareness.

The first quarter results for 2018 and 2017 for the retail banking segment included the acquisition accounting adjustments recorded in connection with the 2013 acquisition of Central Virginia Bank. The net accretion attributable to these adjustments was $829,000 ($655,000 net of taxes) for the first quarter of 2018, compared to $324,000 ($214,000 net of taxes) for the first quarter of 2017. The increase in 2018 was due to higher accretion of the acquisition discount on purchased credit impaired loans resulting from pay-offs and the collection of amounts charged off prior to acquisition.

C&F Bank’s total nonperforming assets were $3.9 million at March 31, 2018, compared to $5.4 million at December 31, 2017. Nonperforming assets at March 31, 2018 consisted primarily of $3.7 million in nonaccrual loans, compared to $5.3 million at December 31, 2017. The decline in nonaccrual loans during the first quarter of 2018 resulted primarily from a partial repayment of one commercial relationship from the sale of a portion of the collateral.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $435,000 for the first quarter of 2018, compared to net income of $297,000 for the first quarter of 2017.

Positive factors influencing net income of the mortgage banking segment for the first quarter of 2018 included a 2.0 percent increase in loan production, coupled with an increase in sales margins, which resulted in higher gains on sales of loans.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.5 million for the first quarter of 2018, compared to net income of $942,000 for the first quarter of 2017.

Positive factors influencing net income of the consumer finance segment for the first quarter of 2018 included: (1) a $1.0 million decline in the provision for loan losses and (2) lower personnel and operating expenses resulting from underwriting efficiencies and the purchase of loans with higher credit metrics. Partially offsetting these factors were (1) lower interest income attributable to a decline in average loans and (2) net interest margin compression attributable to (a) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of loan contracts with higher credit metrics and (b) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since the first quarter of 2017.

The annualized net charge-off ratio for the first quarter of 2018 was 4.69 percent, compared to 6.87 percent for the fourth quarter of 2017 and 6.07 percent for the first quarter of 2017. The decline reflects a lower number of charge-offs during the first quarter of 2018. At March 31, 2018, total delinquent loans as a percentage of total loans was 3.31 percent, compared to 5.17 percent at December 31, 2017 and 3.34 percent at March 31, 2017. At March 31, 2018, repossessed vehicles available for sale totaled $290,000, compared to $250,000 at December 31, 2017 and $417,000 at March 31, 2017. The allowance for loan losses was $24.2 million, or 8.29 percent of total loans, at March 31, 2018, compared $24.4 million, or 8.34 percent of total loans, at December 31, 2017. Management believes the lower number of charge-offs is indicative of overall improvement in the credit quality of the portfolio thus far in 2018. However, if factors influencing the consumer finance segment result in a higher net charge-off ratio in the future, or if the consumer finance segment’s loan portfolio should grow, the segment may need to increase the level of its allowance for loan losses,  which would negatively affect future earnings.

During the first quarter of 2018, C&F Finance Company began the expansion of its indirect lending programs to include boats and recreational vehicles (RVs), which are prime contracts priced at rates lower than its non-prime automobile portfolio. While these loans may contribute to net interest margin compression in future periods,  management expects they will require a lower allowance for loan losses and provisions for loan losses than the consumer finance segment’s non-prime automobile loans.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $353,000 for the first quarter of 2018, compared to a net loss of $330,000 for the first quarter of 2017.  The higher net loss during the first quarter of 2018, compared to the first quarter of 2017, included higher operating expenses at the holding company, which were offset in part by higher earnings at the Corporation’s wealth management subsidiary.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 34 cents per share during the first quarter of 2018, which was paid on April 1, 2018.  This dividend equates to a payout ratio of 30.6 percent of first quarter earnings per share. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $53.00 per share on April 16, 2018.  At March 31, 2018, the book value of the Corporation was $40.74 per common share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile, boat and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Minnesota, Missouri, New Jersey,

North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, strategic business initiatives, including the expansion of the indirect lending program to include boats and RVs, margin compression, development of our digital platform, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) the effect of the Tax Cuts and Jobs Act (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions and technology initiatives, (21) expansion of the Bank’s product offerings and (22) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	3/31/2018	12/31/2017	3/31/2017
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$135,688	$105,353	$108,567
Investment securities - available for sale, at fair value	218,408	218,976	213,079
Loans held for sale, at fair value	39,654	55,384	41,277
Loans, net:
Retail Banking segment	721,684	721,726	688,162
Mortgage Banking segment	2,720	2,685	2,648
Consumer Finance segment	268,101	267,651	273,283
Restricted stocks, at cost	3,498	3,443	3,443
Total assets	1,532,015	1,509,056	1,464,464
Deposits	1,193,182	1,171,429	1,132,524
Repurchase agreements	19,741	20,621	18,561
Borrowings	147,248	147,239	147,212
Shareholders' equity	142,699	141,702	141,386

________________________

*Derived from audited consolidated financial statements.

	For The
	Quarter Ended
Results of Operations	3/31/2018	3/31/2017
	(unaudited)
Interest income	$22,744	$22,021
Interest expense	2,576	2,270
Provision for loan losses:
Retail Banking segment	-	100
Mortgage Banking segment	-	-
Consumer Finance segment	3,300	4,300
Noninterest income:
Gains on sales of loans	2,239	1,943
Other	4,207	4,327
Noninterest expenses:
Salaries and employee benefits	10,733	10,793
Other	7,806	7,176
Income tax expense	883	921
Net income	3,892	2,731
Earnings per common share - assuming dilution	1.11	0.78
Earnings per common share - basic	1.11	0.78

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,824	20,382
Interest income on securities-FTE	1,654	1,888
Total interest income-FTE	22,942	22,479
Net interest income-FTE	20,366	20,209

________________________

*For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The
	Quarter Ended
Segment Information	3/31/2018	3/31/2017
	(unaudited)
Net Income (Loss)
Retail Banking	$2,312	$1,822
Mortgage Banking	435	297
Consumer Finance	1,498	942
Other	(353)	(330)
Mortgage loan originations - Mortgage Banking	143,903	141,097
Mortgage loans sold - Mortgage Banking	159,633	151,847

	For The
	Quarter Ended
Average Balances	3/31/2018	3/31/2017
	(unaudited)

Interest-bearing deposits in other banks	$128,031	$107,092
Investment securities - available for sale, at amortized cost	220,263	208,638
Loans held for sale, at fair value	32,244	29,685
Loans:
Retail Banking segment	731,011	692,821
Mortgage Banking segment	3,440	3,258
Consumer Finance segment	292,454	299,310
Restricted stocks, at cost	3,448	3,407
Total earning assets	1,410,891	1,344,211
Total assets	1,502,595	1,441,103

Time, checking and savings deposits	919,314	892,237
Borrowings	166,769	164,747
Total interest-bearing liabilities	1,086,083	1,056,984
Demand deposits	249,100	220,732
Shareholders' equity	140,871	139,006

Asset Quality	3/31/2018	12/31/2017	3/31/2017
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased loans	$687,967	$686,605	$640,787
Purchased performing loans[1]	41,611	42,793	51,024
Purchased credit impaired loans[1]	2,883	3,103	7,409
Total loans	$732,461	$732,501	$699,220

Nonaccrual loans	$3,542	$5,111	$6,627
Purchased performing-nonaccrual loans[2]	145	161	2,076
Total nonaccrual loans[3]	3,687	5,272	8,703
Other real estate owned (OREO)[4]	168	168	376
Total nonperforming assets[5]	$3,855	$5,440	$9,079

Accruing loans past due for 90 days or more[6]	$414	$306	$1,406

Troubled debt restructurings (TDRs), excluding purchased loans[3]	$7,833	$9,748	$9,210
Purchased performing TDRs[7]	1,141	1,148	846
Total TDRs[3]	$8,974	$10,896	$10,056

Allowance for loan losses (ALL)	$10,777	$10,775	$11,058
Nonperforming assets to loans and OREO	0.53%	0.74%	1.30%
ALL to total loans, excluding purchased credit impaired loans	1.48%	1.48%	1.60%
ALL to total nonaccrual loans	292.30%	204.38%	127.06%
Net charge-offs (recoveries) to average loans	-%	0.08%	0.09%

Mortgage Banking
Nonaccrual loans	$39	$39	$41
Total Loans	$3,318	$3,283	$3,246
ALL	$598	$598	$598
Nonperforming loans to total loans	1.18%	1.19%	1.26%
ALL to loans	18.02%	18.22%	18.42%

Consumer Finance
Nonaccrual loans	$563	$764	$384
Repossessed automobiles available for sale	$290	$250	417
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$292,326	$292,004	$298,361
ALL	$24,225	$24,353	$25,078
Nonaccrual loans to total loans	0.19%	0.26%	0.13%
ALL to total loans[8]	8.29%	8.34%	8.41%
Net charge-offs to average total loans[9]	4.69%	5.82%	6.07%

________________________

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $2.2 million at 3/31/18, $2.3 million at 12/31/17 and $2.7 million at 3/31/17. The remaining discount for the purchased credit impaired loans was $9.2 million at 3/31/18,  $9.8 million at 12/31/17 and $10.1 million at 3/31/17.

[2]	Purchased performing-nonaccrual loans are presented net of the remaining interest and credit marks totaling $137 thousand at 3/31/18, $137 thousand at 12/31/17 and $188 thousand at 3/31/17.
[3]	Total nonaccrual loans include nonaccrual TDRs of $2.2 million at 3/31/18, $3.9 million at 12/31/17 and $4.7 million at 3/31/17.
[4]	OREO is recorded at its estimated fair value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more include purchased credit impaired loans of $157 thousand at 3/31/18, $90 thousand at 12/31/17 and $194 thousand at 3/31/17.
[7]	Accruing purchased performing TDRs are presented net of the remaining interest and credit marks totaling $16 thousand at 3/31/18, $18 thousand at 12/31/17 and $10 thousand at 3/31/17.
[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by four basis points at 3/31/18, six basis points at 12/31/17 and 11 basis points at 3/31/17.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the net charge-off ratio by five basis points for the quarter ended 3/31/18 and increasing the net charge-off ratio by six basis points for the year ended 12/31/17 and by 23 basis points for the quarter ended 3/31/17.

	As Of and For The
	Quarter Ended
Other Data and Ratios	3/31/2018	3/31/2017
	(unaudited)
Annualized return on average assets	1.04%	0.76%
Annualized return on average common equity	11.05%	7.86%
Annualized net interest margin	5.85%	6.09%
Dividends declared per common share	$0.34	$0.33
Weighted average common shares outstanding - assuming dilution	3,501,164	3,483,323
Weighted average common shares outstanding - basic	3,501,164	3,483,007
Market value per common share at period end	$52.60	$46.30
Book value per common share at period end	$40.74	$40.56
Price to book value ratio at period end	1.29	1.14
Price to earnings ratio at period end (ttm)	23.69	11.72

			Minimum Capital
Capital Ratios *	3/31/2018	3/31/2017	Requirements**
	(unaudited)	(unaudited)
C&F Financial Corporation
Total capital (to risk-weighted assets)	14.7%	14.3%	8.0%
Tier 1 capital (to risk-weighted assets)	13.4%	13.0%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.3%	10.9%	4.5%
Tier 1 capital (to average assets)	10.6%	10.5%	4.0%

C&F Bank
Total capital (to risk-weighted assets)	14.5%	14.4%	8.0%
Tier 1 capital (to risk-weighted assets)	13.2%	13.2%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.2%	13.2%	4.5%
Tier 1 capital (to average assets)	10.5%	10.6%	4.0%

________________________

*  All ratios at March 31, 2018 are estimates and subject to change pending the Corporation’s filing of its FR Y9-C and C&F Bank’s filing of its Call Report.  All ratios at March 31, 2017 are presented as filed.

**   The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The
	Quarter Ended
	3/31/2018	3/31/2017
	(unaudited)
Fully Taxable Equivalent Net Interest Income (1)
Interest income on loans	$20,817	$20,368
FTE adjustment	7	14
FTE interest income on loans	$20,824	$20,382

Interest income on securities	$1,463	$1,444
FTE adjustment	191	444
FTE interest income on securities	$1,654	$1,888

Total interest income	$22,744	$22,021
FTE adjustment	198	458
FTE interest income	$22,942	$22,479

Net interest income	$20,168	$19,751
FTE adjustment	198	458
FTE net interest income	$20,366	$20,209

________________________

(1)	Assuming a tax rate of 21% for the quarter ended March 31, 2018 and 34% for the quarter ended March 31, 2017.